ENERGY TRANSFER EQUITY
REPORTS FOURTH QUARTER AND ANNUAL RESULTS

Dallas - February 19, 2014 - Energy Transfer Equity, L.P. (NYSE:ETE) today reported financial results for the fourth quarter and year ended December 31, 2013.

Distributable Cash Flow, as adjusted, was $185 million for the three months ended December 31, 2013 as compared to $193 million for the same period last year. ETE’s net loss attributable to partners was $172 million for the three months ended December 31, 2013, including the impact of a non-cash goodwill impairment and a loss on debt extinguishment as discussed below, as compared to net income attributable to partners of $49 million for the same period last year.

Distributable Cash Flow, as adjusted, for the year ended December 31, 2013 was $719 million as compared to $668 million for last year, an increase of $51 million. ETE’s net income attributable to partners was $196 million for the year ended December 31, 2013, as compared to $304 million for last year.
ETE’s net income attributable to partners for the three months and year ended December 31, 2013 were unfavorably impacted by a one-time GAAP accounting loss arising from the premium paid and non-cash charges pursuant to the partial tender offer for its 2020 Senior Notes (part of the refinancings discussed below), as well as ETE’s recognition of a proportionate share of a $689 million non-cash goodwill impairment related to Trunkline LNG Company, LLC (“TLNG”), the entity that owns a LNG regasification facility in Lake Charles, Louisiana.
The Partnership’s key accomplishments during or subsequent to the quarter include the following:

•
In December, ETE completed comprehensive debt refinancings and expects to reduce its interest expense by $16 million annually. In addition, the refinancing transactions also extended the maturity of a significant portion of ETE’s long-term debt.

•
In December, ETE also entered into a revolving credit facility agreement which matures in 2018, provides advances up to $600 million and with lower interest rates than the prior facility. The new facility provides ETE with an option to request increases in its size of up to $1 billion (in total) and extend the maturity until 2020.

•
In December, ETE launched a $1 billion common unit buyback program, which is intended to be used opportunistically and will be utilized and sequenced from time to time depending on the trading price activity and performance of ETE’s common units. Through today, ETE has acquired approximately 1.7 million ETE common units in the market.

•
In December, ETE agreed to purchase $400 million of Regency’s common units as part of the consideration for Regency’s acquisition of the midstream business of Eagle Rock Energy Partners effective as of, and conditioned on, the closing of that transaction. In order to fund this purchase of Regency common units, ETE increased the capacity on its revolving credit agreement to $800 million in February.

•	In January, ETE completed a two-for-one split of its outstanding common units. All unit and per-unit amounts reported herein have been adjusted to give effect to the split.

•
In January, ETE’s Board of Directors approved its fifth consecutive increase in its quarterly distribution to $0.34625 per unit (on a post-split basis) on ETE Common Units for the quarter ended December 31, 2013.

In addition, earlier today, ETE closed on its previously announced acquisition of TLNG, from ETP in exchange for the redemption by ETP of 18.71 million ETP units held by ETE. The transaction was effective as of January 1, 2014.

The Partnership has scheduled a conference call for 8:30 a.m. Central Time, Thursday, February 20, 2014 to discuss its fourth quarter 2013 results. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.

The Partnership’s principal sources of cash flow are derived from distributions related to its direct and indirect investments in the limited and general partner interests in ETP and Regency, including 100% of ETP’s and Regency’s incentive distribution rights, ETP common units, Regency common units, ETP Class H Units, and going forward the Partnership’s ownership of TLNG. The Partnership’s primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners.

Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP), approximately 30.8 million ETP common units, and approximately 50.2 million ETP Class H Units, which track 50% of the underlying economics of the general partner interest and IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL). ETE also owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE: RGP) and approximately 26.3 million RGP common units. The Energy Transfer family of companies owns more than 56,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Energy Transfer Partners, L.P. (NYSE:ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 35,000 miles of natural gas and natural gas liquids pipelines. ETP owns 100% of Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. RGP also holds a 30% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana and Mississippi. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE:ETE). For more information, visit the Regency Energy Partners LP web site at www.regencyenergy.com.

Sunoco Logistics Partners L.P. (NYSE:SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil and refined product pipeline, terminalling, and acquisition and marketing assets. SXL’s general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners, L.P. web site at www.sunocologistics.com.

Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)

or

Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)
-more-

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	December 31,
	2013	2012
ASSETS

CURRENT ASSETS	$6,536	$5,597

PROPERTY, PLANT AND EQUIPMENT, net	30,682	28,284

NON-CURRENT ASSETS HELD FOR SALE	—	985
ADVANCES TO AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES	4,014	4,737
NON-CURRENT PRICE RISK MANAGEMENT ASSETS	18	43
GOODWILL	5,894	6,434
INTANGIBLES ASSETS, net	2,264	2,291
OTHER NON-CURRENT ASSETS, net	922	533
Total assets	$50,330	$48,904

LIABILITIES AND EQUITY

CURRENT LIABILITIES	$6,500	$5,845

NON-CURRENT LIABILITIES HELD FOR SALE	—	142
LONG-TERM DEBT, less current maturities	22,562	21,440
DEFERRED INCOME TAXES	3,865	3,566
NON-CURRENT PRICE RISK MANAGEMENT LIABILITIES	73	162
SERIES A CONVERTIBLE PREFERRED UNITS	—	331
OTHER NON-CURRENT LIABILITIES	1,019	995

COMMITMENTS AND CONTINGENCIES

PREFERRED UNITS OF SUBSIDIARY	32	73

EQUITY:
Total partners’ capital	1,078	2,113
Noncontrolling interest	15,201	14,237
Total equity	16,279	16,350
Total liabilities and equity	$50,330	$48,904

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
REVENUES:	$12,607	$11,313	$48,335	$16,964
COSTS AND EXPENSES:
Cost of products sold	11,118	9,883	42,554	13,088
Operating expenses	515	463	1,642	1,116
Depreciation and amortization	351	300	1,313	871
Selling, general and administrative	87	215	586	529
Goodwill impairment	689	—	689	—
Total costs and expenses	12,760	10,861	46,784	15,604
OPERATING INCOME (LOSS)	(153)	452	1,551	1,360
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(308)	(286)	(1,221)	(1,018)
Bridge loan related fees	—	—	—	(62)
Equity in earnings of unconsolidated affiliates	54	94	236	212
Gain on deconsolidation of Propane Business	—	—	—	1,057
Gain on sale of AmeriGas common units	—	—	87	—
Losses on extinguishments of debt	(155)	—	(162)	(123)
Gains (losses) on interest rate derivatives	(2)	4	53	(19)
Non-operating environmental remediation	(168)	—	(168)	—
Other, net	(1)	2	(1)	30
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	(733)	266	375	1,437
Income tax expense (benefit)	(43)	21	93	54
INCOME (LOSS) FROM CONTINUING OPERATIONS	(690)	245	282	1,383
Income (loss) from discontinued operations	(11)	27	33	(109)
NET INCOME (LOSS)	(701)	272	315	1,274
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(529)	223	119	970
NET INCOME (LOSS) ATTRIBUTABLE TO PARTNERS	(172)	49	196	304
GENERAL PARTNER’S INTEREST IN NET INCOME (LOSS)	(1)	1	—	2
LIMITED PARTNERS’ INTEREST IN NET INCOME (LOSS)	$(171)	$48	$196	$302
INCOME (LOSS) FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT:
Basic	$(0.31)	$0.07	$0.33	$0.59
Diluted	$(0.31)	$0.07	$0.33	$0.59
NET INCOME (LOSS) PER LIMITED PARTNER UNIT:
Basic	$(0.31)	$0.09	$0.35	$0.57
Diluted	$(0.31)	$0.09	$0.35	$0.57

ENERGY TRANSFER EQUITY, L.P.
DISTRIBUTABLE CASH FLOW
(Dollars in millions)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
“Distributable Cash Flow,” “Distributable Cash Flow, as adjusted,” and “Distribution Coverage Ratio” (1):
Cash distributions from ETP associated with: (2)
Limited partner interest	$45	$45	$268	$180
Class H Units	54	—	105	—
General partner interest	5	5	20	20
Incentive distribution rights	173	148	701	529
IDR relinquishments	(57)	(31)	(199)	(90)
Distributions credited to Holdco consideration (3)	—	—	(68)	—
Total cash distributions from ETP	220	167	827	639
Cash distributions from Regency associated with: (4)
Limited partner interest	12	12	48	48
General partner interest	2	1	5	5
Incentive distribution rights	4	2	12	8
IDR relinquishment	(1)	—	(3)	—
Total cash distributions from Regency	17	15	62	61
Cash dividends from Holdco (5)	—	75	50	75
Total cash distributions from ETP, Regency and Holdco	237	257	939	775
Distributable cash flow attributable to Southern Union (including acquisition-related expenses) from March 26, 2012 through September 30, 2012 (6)	—	—	—	82
Deduct expenses of the Parent Company on a stand-alone basis:
Selling, general and administrative expenses, excluding non-cash compensation expense	(11)	(4)	(49)	(52)
Interest expense, net of amortization of financing costs, interest income, and realized gains and losses on interest rate swaps	(41)	(60)	(190)	(232)
Bridge financing costs	—	—	—	(62)
Distributable Cash Flow	185	193	700	511
Transaction-related expenses (7)	—	—	19	157
Distributable Cash Flow, as adjusted	$185	$193	$719	$668

Cash distributions to be paid to the partners of ETE:
Distributions to be paid to limited partners	$194	$178	$748	$703
Distributions to be paid to general partner	1	—	2	1
Total cash distributions to be paid to the partners of ETE (8)	$195	$178	$750	$704

Distribution Coverage Ratio (9)	0.95x	1.08x	0.96x	0.95x

Reconciliation of Non-GAAP “Distributable Cash Flow” and “Distributable Cash Flow, as adjusted” to GAAP “Net income attributable to partners” (1):
Net income (loss) attributable to partners	$(172)	$49	$196	$304
Equity in earnings related to investments in ETP, Regency and Holdco	(44)	(114)	(617)	(676)
Total cash distributions from ETP, Regency and Holdco	237	257	939	775
Amortization included in interest expense (excluding ETP and Regency)	4	3	18	13
Fair value adjustment of ETE Preferred Units	—	3	9	8
Loss on debt tender offering	156	—	156	—
Other non-cash (excluding ETP, Regency and Holdco)	4	(5)	(1)	87
Distributable Cash Flow	185	193	700	511
Transaction-related expenses (7)	—	—	19	157
Distributable Cash Flow, as adjusted	$185	$193	$719	$668

(1)
This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash Flow. The schedule above provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership’s Distributable Cash Flow should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow. The Partnership defines Distributable Cash Flow for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership’s investments in limited and general partner interests of ETP and Regency, net of the Partnership’s cash expenditures for general and administrative costs and interest expense. The Partnership’s definition of Distributable Cash Flow also includes distributable cash flow related to Southern Union for the period from March 26, 2012 (Southern Union acquisition date) until Southern Union was contributed to Holdco on October 5, 2012. From October 5, 2012 until ETE’s 60% interest in Holdco was contributed to ETP on April 30, 2013, Distributable Cash Flow reflects dividends expected to be received from Holdco. The Partnership defines distributable cash flow for Southern Union as net income, adjusted for certain non-cash items, less maintenance capital expenditures. Non-cash items include depreciation and amortization, deferred income taxes, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, and non-cash impairment charges.

Distributable Cash Flow is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period.

Distributable Cash Flow is also an important non-GAAP financial measure for our limited partners since it indicates to investors whether the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash Flow are quantitative standards used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Distributable Cash Flow is net income for ETE on a stand-alone basis (“Parent Company”). The accompanying analysis of Distributable Cash Flow is presented for the three and twelve months ended December 31, 2013 and 2012 for comparative purposes.

Distributable Cash Flow, as adjusted. The Partnership defines Distributable Cash Flow, as adjusted, for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership’s investments in limited and general partner interests of ETP and Regency, plus the distributable cash flow related to Southern Union (as described in the definition of Distributable Cash Flow above), dividends expected to be received from Holdco (as described in the definition of Distributable Cash Flow above), net of the Partnership’s cash expenditures for general and administrative costs and interest expense, excluding certain items, such as transaction-related expenses. Due to the cash expenses that were incurred during the three and twelve months ended December 31, 2013 and 2012 in connection with the Partnership’s merger and acquisition activities and other transactions, Distributable Cash Flow, as adjusted, for the three and twelve months ended December 31, 2013 and 2012 is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period. The GAAP measure most directly comparable to Distributable Cash Flow, as adjusted, is net income for the Parent Company on a stand-alone basis. The accompanying analysis of Distributable Cash Flow, as adjusted, is presented for the three and twelve months ended December 31, 2013 and 2012 for comparative purposes.

(2)
For the three months ended December 31, 2013, cash distributions received from ETP consist of cash distributions paid on February 14, 2014 in respect of the quarter ended December 31, 2013. For the three months ended December 31, 2012, cash distributions received from ETP consist of cash distributions paid on February 14, 2013 in respect of the quarter ended December 31, 2012.

For the year ended December 31, 2013, cash distributions received from ETP consist of cash distributions paid on May 15, 2013 in respect of the quarter ended March 31, 2013, cash distributions paid on August 14, 2013 in respect of the quarter ended June 30, 2013, cash distributions paid on November 14, 2013 in respect of the quarter ended September 30, 2013 and cash distributions paid on February 14, 2014 in respect of the quarter ended December 31, 2013. For the year ended

December 31, 2012, cash distributions received from ETP consist of cash distributions paid on May 15, 2012 in respect of the quarter ended March 31, 2012, cash distributions paid on August 14, 2012 in respect of the quarter ended June 30, 2012, cash distributions paid on November 14, 2012 in respect of the quarter ended September 30, 2012 and cash distributions paid on February 14, 2013 in respect of the quarter ended December 31, 2012.

(3)
For the year ended December 31, 2013, cash distributions paid by ETP exclude distributions paid in respect of the quarter ended March 31, 2013 on 49.5 million ETP common units issued to ETE as a portion of the consideration for ETP’s acquisition of ETE’s interest in Holdco on April 30, 2013. These newly acquired ETP common units received cash distributions on May 15, 2013; however, such distributions were reduced from the total cash portion of the consideration paid to ETE in connection with the April 30, 2013 Holdco transaction pursuant to the contribution agreement.

(4)
For the three months ended December 31, 2013, cash distributions received from Regency consist of cash distributions paid on February 14, 2014 in respect of the quarter ended December 31, 2013. For the three months ended December 31, 2012, cash distributions received from Regency consist of cash distributions paid on February 14, 2013 in respect of the quarter ended December 31, 2012.

For the year ended December 31, 2013, cash distributions received from Regency consist of cash distributions paid on May 13, 2013 in respect of the quarter ended March 31, 2013, cash distributions paid on August 14, 2013 in respect of the quarter ended June 30, 2013, cash distributions paid on November 14, 2013 in respect of the quarter ended September 30, 2013 and cash distributions paid on February 14, 2014 in respect of the quarter ended December 31, 2013. For the year ended December 31, 2012, cash distributions received from Regency consist of cash distributions paid on May 14, 2012 in respect of the quarter ended March 31, 2012, cash distributions paid on August 14, 2012 in respect of the quarter ended June 30, 2012, cash distributions paid on November 14, 2012 in respect of the quarter ended September 30, 2012 and cash distributions paid on February 14, 2013 in respect of the quarter ended December 31, 2012.

(5)	For the three months ended December 31, 2013, cash dividends received from Holdco consist of cash dividends paid on February 14, 2013 in respect of the quarter ended December 31, 2012.

(6)
Distributable cash flow attributable to Southern Union relates to the period while Southern Union was our wholly-owned subsidiary, from our acquisition on March 26, 2012 to our contribution of Southern Union in connection with the Holdco Transaction on October 5, 2012. Distributable cash flow attributable to Southern Union was calculated as follows (in millions):

Period from Acquisition (March 26, 2012) to October 5, 2012
Net income	$5
Amortization of finance costs charged to interest	(21)
Depreciation and amortization	137
Deferred income taxes	18
Non-cash equity-based compensation, accretion expense and amortization of regulatory assets	5
Other, net	28
Maintenance capital expenditures	(90)
Distributable cash flow attributable to Southern Union	82
Acquisition-related expenses recognized by Southern Union	57
Distributable cash flow, as adjusted, attributable to Southern Union	$139
Distributable cash flow attributable to Southern Union for the period from our acquisition to December 31, 2012 reflected above included change in control payments and legal and other outside service costs totaling $72 million offset by benefit plan curtailment gains of $15 million. The net amount of $57 million was included in merger-related expenses that were added back to calculate ETE’s Distributable Cash Flow, as adjusted.

(7)
Transaction-related expenses for the year ended December 31, 2012 related to ETE’s acquisition of Southern Union consisted of $62 million bridge financing costs, $38 million of selling, general and administrative expenses incurred by ETE and $57 million of merger-related expenses that were incurred directly by Southern Union. Transaction-related expenses for the year ended December 31, 2013 primarily related to costs related the Holdco Transaction in April 2013.

(8)
For the three months ended December 31, 2013, cash distributions to be paid by ETE consist of cash distributions paid on February 19, 2014 in respect of the quarter ended December 31, 2013. For the three months ended December 31, 2012, cash distributions paid by ETE consist of cash distributions paid on February 19, 2013 in respect of the quarter ended December 31, 2012.

For the year ended December 31, 2013, cash distributions paid or expected to be paid by ETE consist of cash distributions paid on May 17, 2013 in respect of the quarter ended March 31, 2013, cash distributions paid on August 19, 2013 in respect of the quarter ended June 30, 2013, cash distributions paid on November 19, 2013 in respect of the quarter ended September 30, 2013 and cash distributions paid on February 19, 2014 in respect of the quarter ended December 31, 2013. For the year ended December 31, 2012, cash distributions paid by ETE consist of cash distributions paid on May 18, 2012 in respect of the quarter ended March 31, 2012, cash distributions paid on August 17, 2012 in respect of the quarter ended June 30, 2012, cash distributions paid on November 16, 2012 in respect of the quarter ended September 30, 2012 and cash distributions paid on February 19, 2013 in respect of the quarter ended December 31, 2012.

(9)	Distribution Coverage Ratio is calculated as Distributable Cash Flow, as adjusted, divided by total cash distributions to be paid to the partners of ETE.